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                                                                   EXHIBIT 10.VV

January 24, 2003

Scott Montross
National Steel Corporation
4100 Edison Lakes Parkway
Mishawaka, Indiana 46545

Dear Mr. Montross:

National Steel Corporation ("Company") and you ("Employee") are currently parties to a letter agreement dated as of February 11, 2002 (the "Original Agreement"). The parties now wish to amend and restate the Original Agreement in its entirety. Therefore, the parties hereby agree as follows:

(1) When used herein, the following capitalized terms shall have the meanings set forth below:

     (a) "Cause" shall mean (i) Employee is convicted of a felony, (ii) in the reasonable determination of the Company, Employee has (x) committed an act of fraud, embezzlement or theft in connection with Employee's duties in the course of Employee's employment with the Company, (y) caused intentional damage or harm to the property, business or reputation of the Company, or
     (z) intentionally disclosed Confidential Information (as hereinafter defined) in breach of this Agreement, or (iii) Employee has otherwise materially breached Employee's obligations under this Agreement and shall not have remedied such breach within 15 days after receiving written notice from the Company specifying the details thereof. For purposes of this Agreement, an act or omission on the part of Employee shall be deemed "intentional" only if it was not due primarily to an error in judgment or negligence and was done by Employee not in good faith and without reasonable belief that the act or omission was in the best interest of the Company.

     (b) "Termination Event" shall mean (i) termination of Employee's employment with the Company, within two years following the closing of a Transaction, either (a) by Employee following a reduction of Employee's base salary from the base salary then in effect, (b) by Employee following a reduction or diminution of Employee's duties or responsibilities without Employee's prior written consent, or (c) by Company other than for Cause; or (ii) termination of this Agreement by the Company in accordance with Section (4) hereof.

     (c) "Termination Date" shall mean the date on which a Termination Event occurs.

     (d) "Transaction" shall mean any transaction pursuant to which any third party acquires a majority of the stock or assets of the Company, including any such transaction

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     pursuant to which the Company is merged into a wholly owned subsidiary of such third party.

(2)  If a Termination Event occurs, the Company shall:

     (a) pay to Employee any unused vacation pay, in accordance with the Company's standard policies and practices;

     (b) reimburse Employee, in accordance with the Company's standard expense reimbursement policy, for any reasonable expenses incurred by Employee prior to the Termination Date that have not theretofore been reimbursed;

     (c) pay to Employee a single sum payment in cash, within 30 days after the Termination Date, in an amount equal to Employee's annual base salary as in effect immediately prior to the Termination Date;

     (d) pay to Employee a single sum payment in cash, within 30 days after the Termination Date, in an amount equal to Employee's target bonus percentage pursuant to the Company's Key Management Incentive Compensation Plan, or any successor plan thereto, multiplied by the Employee's annual base salary as in effect immediately prior the Termination Date; and

     (e) provide continued participation for Employee and Employee's eligible dependents in the Company sponsored health care plan, in which Employee participated immediately prior to the Termination Date, for a period of 12 months following the Termination Date, provided that such participation shall in any case cease if Employee becomes covered under a group health care plan sponsored by another employer. If the Company sponsored health care plan does not by its terms allow participation or continued participation by Employee or Employee's eligible dependents, the Company shall obtain and pay all premiums for insurance coverage on behalf of Employee and/or Employee's eligible dependents that provides equivalent benefits as provided under such Company sponsored health care plan or, at the Company's election, shall provide such benefits from its own assets.

     (f) Notwithstanding any other provision of this Agreement to the contrary, Employee shall not be entitled to any of the payments or benefits described in Sections (2)(c) - (2)(e) unless Employee executes a written release upon the Termination Date, substantially in the form attached hereto as Annex 1 (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of Employee's employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Employee participated and under which Employer has accrued a benefit), or the termination thereof.

(3) In consideration of the agreements of the Company set forth in Section (2) above, Employee hereby agrees as follows:

     (a) Employee recognizes and acknowledges that by reason of Employee's employment by and service to the Company during and, if applicable, after the Termination Date, Employee will continue to have access to certain confidential and proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how," customer information, supplier

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     information, cost and pricing information, marketing and sales techniques, strategies and programs, manufacturing processes and equipment, computer programs and software and financial information (collectively referred to as "Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company and Employee covenants that Employee will not, unless expressly authorized in writing by the Company's President or Chief Executive Officer, at any time during the course of Employee's employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Employee's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Employee also covenants that at any time after the Termination Date, Employee will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Employee or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Employee to divulge, disclose or make accessible such information, in which case Employee will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Employee's possession during the course of Employee's employment shall remain the property of the Company. Except as required in the performance of Employee's duties for the Company, or unless expressly authorized in writing by the Company's President or Chief Executive Officer, Employee shall not remove any written Confidential Information from the Company's premises, except in connection with the performance of Employee's duties for the Company and in a manner consistent with the Company's policies regarding Confidential Information. Upon termination of Employee's employment, Employee agrees immediately to return to the Company all written Confidential Information in Employee's possession.

     (b) During Employee's employment by the Company and for a period of three months after the Termination Date, within the "Geographic Area," as defined below, Employee will not, except with the prior written consent of the Company's President or Chief Executive Officer, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee's name to be used in connection with, any business or enterprise which is engaged in making, producing, manufacturing or finishing steel products that are in direct competition with steel products made, produced, manufactured or finished by the Company. For the purposes of this Section, "Geographic Area" shall mean the continental United States; provided, however, that if any court of competent jurisdiction determines that the Geographic Area is too extensive to require enforcement of this Subsection 3(b), the Geographic Area shall be the portion of the United States east of the Mississippi River (or the largest other such portion of the United States that such court deems not too extensive to require enforcement of this Subsection 3(b)). The foregoing restrictions shall not be construed to prohibit the ownership by Employee of less than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or

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     exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Employee's rights as a shareholder, or seeks to do any of the foregoing.

     (c) Employee further covenants and agrees that during Employee's employment by the Company and for the period of one year after the Termination Date, Employee will not, directly or indirectly, (i) solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company's customers, or (ii) encourage any customer to reduce its patronage of the Company.

     (d) Employee further covenants and agrees that during Employee's employment by the Company and for the period of one year after the Termination Date, Employee will not, except with the prior written consent of the Company's President or Chief Executive Officer, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Employee's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Employee shall not apply to any person after 12 months have elapsed subsequent to the date on which such person's employment by the Company has terminated.

     (e) During the Term and subsequent to the Termination Date, Employee agrees not to make any negative or unfavorable statements or communications, and not to issue any written communications or release any other written materials which would be materially damaging to the Company, its officers, directors or affiliates, or its or their reputation or standing, whether in the investor or financial community, the steel industry or otherwise.

     (f) Employee agrees to cooperate with the Company for a reasonable period of time after the Termination Date by making himself available to testify on behalf of the Company, in any action, suit or proceeding. In addition, for a reasonable period of time after the Termination Date, Employee agrees to be available at reasonable times to meet and consult with the Company on matters reasonably within the scope of his prior duties with the Company so as to facilitate a transition to his successor. The Company agrees to compensate Employee for any such services at the rate of base salary applicable to Employee immediately prior to the Termination Date and to reimburse Employee for all expenses actually incurred in connection with his provision of testimony or consulting assistance.

     (g) Employee acknowledges and agrees that the restrictions contained in this Section 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Employee breach any of the provisions of this Section. Employee represents and acknowledges that (i) Employee has been advised by the Company to consult Employee's own legal counsel in respect of this Agreement, and (ii) that Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee's counsel.

     (h) Employee further acknowledges and agrees that a breach of any of the restrictions in this Section (3) cannot be adequately compensated by monetary damages. Employee agrees that the Company shall be entitled to preliminary and permanent

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     injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section (3) hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Section
     (3) hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

     (i) If Employee breaches any of Employee's obligations under Section (3) hereof, and such breach constitutes Cause, or would constitute Cause if it had occurred prior to the Termination Date, the Company shall thereafter remain obligated only for such compensation and other benefits, if any, as may otherwise be required in any plans, policies or practices then applicable to Employee in accordance with the terms thereof, and not for any compensation or other benefits under this Agreement.

     (j) Employee irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section (3) hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the Northern District of Indiana, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Indiana, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court.

(4) The term of this Agreement shall commence as of the date hereof and shall continue thereafter for successive one year periods, unless sooner terminated by written notice given by either party not less than 60 days prior to January 24, 2004, or any subsequent January 24; provided, however, that the respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement or of Employee's employment to the extent necessary to the intended preservation of such rights and obligations.

(5) In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Mishawaka, Indiana, in accordance with National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Employee, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be in writing and accompanied by a written finding of facts. Such award shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Employee prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the

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arbitration (including the Company's and Employee's reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

(6) All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:

          President and Chief Operating Officer
          National Steel Corporation
          4100 Edison Lakes Parkway
          Mishawaka, Indiana   46545-3440

     If to Employee, to:

          Scott Montross
          5902 Larkspur Circle
          Granger, Indiana 46530

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

(7) This Agreement amends and restates the Original Agreement and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Company and by Employee.

(8) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

(9) If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

(10) No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or

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power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

(11) Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Employee's death by giving the Company written notice thereof. In the event of Employee's death or a judicial determination of Employee's incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee's beneficiary, estate or other legal representative.

(12) All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(13) The Company may withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

(14) This Agreement shall be governed by and interpreted under the laws of the State of Indiana without giving effect to any conflict of laws provisions.

If the terms of this letter are acceptable to you, please so indicate by signing in the space provided below, whereupon this letter shall constitute an agreement between us.

Sincerely,

NATIONAL STEEL CORPORATION

By:    /s/ John A. Maczuzak
       ----------------------------------------
Title: President and Chief Operating Officer
       ----------------------------------------

Accepted and Agreed To:

       /s/ Scott Montross
       ----------------------------------------
       Scott Montross

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ANNEX 1

                                     RELEASE

     This Release, dated_____________, is by Scott Montross ("Employee").

     1. Employee does hereby knowingly and voluntarily release, acquit and forever discharge National Steel Corporation (the "Company"), its present and former officers, directors, subsidiaries, divisions, parents, affiliates, employees, agents, servants, associates, attorneys, accountants, auditors, consultants, counselors, partners, representatives, predecessors, successors, heirs, executors, administrators, transferees, trustees, assigns, shareholders (including without limitation NKK Corporation, NKK U.S.A. Corporation and their respective directors, officers, employees, trustees and shareholders), and any and all persons in privity with such persons or entities ("Releasees"), from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, contracts, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which exist, have existed, or may arise from any matter whatsoever occurring at any time up to and including the date hereof, including, but not limited to, any claims arising out of or in any way related to Employee's employment with the Company. Employee acknowledges that, in exchange for this Release, the Company is providing Employee with consideration, financial and otherwise, which exceeds what Employee would have received had Employee not given this release. By executing this Release, Employee waives all claims against the Releasees arising under federal, state and local labor and anti-discrimination laws and any other restrictions on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and claims for breach of contract, promissory estoppel, defamation, tortious interference, intentional infliction of emotional distress, tortious injury to reputation, misrepresentation and fraud.

     2. EMPLOYEE SPECIFICALLY WAIVES AND RELEASES THE RELEASEES FROM ALL CLAIMS EMPLOYEE MAY HAVE AS OF THE DATE EMPLOYEE SIGNS THIS RELEASE REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. Section 621 et seq. ("ADEA"). EMPLOYEE FURTHER AGREES: (a) THAT EMPLOYEE'S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS' BENEFIT PROTECTION ACT OF 1990; (b) THAT EMPLOYEE UNDERSTANDS THE TERMS OF THIS RELEASE; (c) THAT PAYMENTS AND OTHER BENEFITS PROVIDED BY THE COMPANY TO THE EMPLOYEE WOULD NOT HAVE BEEN PROVIDED HAD EMPLOYEE NOT SIGNED THIS RELEASE, AND THAT THE PAYMENTS AND BENEFITS ARE IN EXCHANGE FOR THE SIGNING OF THIS RELEASE; (d) THAT EMPLOYEE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (e) THAT THE COMPANY HAS GIVEN EMPLOYEE A PERIOD OF AT LEAST TWENTY-ONE
(21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (f) THAT EMPLOYEE REALIZES THAT FOLLOWING EMPLOYEE'S EXECUTION OF THIS RELEASE, EMPLOYEE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE

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TO THE VICE PRESIDENT AND GENERAL COUNSEL OF THE COMPANY; AND (g) IF EMPLOYEE
CHOOSES TO REVOKE THIS RELEASE, THE COMPANY SHALL HAVE NO OBLIGATION TO PROVIDE EMPLOYEE THE BENEFITS SET FORTH IN THE SETTLEMENT AGREEMENT.

     3. Employee agrees that he will not commence any action or proceeding of any nature whatsoever against any Releasee, and that he will not seek or be entitled to any award of equitable or monetary relief in any action or proceeding brought on his behalf, arising out of the matters released by Employee under this Release.


                                                __________________________
                                                Scott Montross

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